UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): June 29, 2015

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Avenue Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 453-6553

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2015, InspireMD, Inc. (the “Company”) and Alan Milinazzo, the Company’s president and chief executive officer, entered into a third amendment (the “Amendment”) to that certain Employment Agreement dated as of January 3, 2013, as first amended on April 24, 2013, and further amended on January 5, 2015, by and between the Company and Mr. Milinazzo (collectively, the “Employment Agreement”), in order to, among other things, (i) modify the term of Mr. Milinazzo’s employment to end on June 30, 2016 unless earlier terminated by either party; and (ii) provide that, until the Company raises an aggregate of $5 million from investors, Mr. Milinazzo will receive (A) with respect to his employment in 2015, 50% of his base salary in cash payments, with the remaining 50% having been paid to Mr. Milinazzo on January 26, 2015, through the issuance of 312,500 shares of restricted common stock of the Company valued at $0.72 per share, representing the fair market value of the Company’s common stock as of the market close on January 26, 2015, which will be subsequently adjusted based upon the volume-weighted average price of the Company’s common stock during the calendar year ended December 31, 2015 (or during the period from January 2, 2015 through his termination date if Mr. Milinazzo’s employment is terminated upon his death or disability, by Mr. Milinazzo for good reason, or by the Company without cause prior to December 31, 2015) to represent the equivalent of 50% of Mr. Milinazzo’s base salary in 2015, and (B) with respect to his employment in 2016, 50% of his base salary from January 1, 2016 through June 30, 2016 to be paid in shares of restricted common stock of the Company valued at the fair market value of the Company’s common stock as of the market close on January 2, 2016). Pursuant to the Amendment, the shares of restricted common stock granted to Mr. Milinazzo in lieu of 50% of his cash base salary for each of 2015 and 2016 will vest on January 26, 2016 and June 30, 2016, respectively, subject to Mr. Milinazzo not subsequently receiving any cash salary payments with respect to any of his cash salary that was surrendered in exchange for such restricted shares; provided that, upon a change in control (as defined in the Amendment), such shares of restricted stock will be fully vested, as applicable, subject to Mr. Milinazzo’s continued service with the Company through the date of the change in control. In addition, to the extent that Mr. Milinazzo subsequently receives any cash salary payments with respect to any of his cash salary that was surrendered in exchange for restricted shares, he shall immediately forfeit the number of restricted shares equal to the value of the amount of cash salary subsequently paid (using the fair market value of the Company’s common stock as of the market close on January 26, 2015 for restricted shares granted in 2015 and June 30, 2016 for restricted shares granted in 2016, as applicable).

The Amendment also amends those certain provisions in the Employment Agreement related to payments on termination of Mr. Milanazzo’s employment. Pursuant to the Amendment, if Mr. Milinazzo’s employment is terminated upon his death or disability, by Mr. Milinazzo for good reason, or by the Company without cause, Mr. Milinazzo will be entitled to receive, in addition to other unpaid amounts owed to him (e.g., for base salary and accrued vacation): (i) any unpaid incentive compensation (as such term is defined in the Employment Agreement) actually earned or owing as of the termination date; (ii) the applicable cash payments of Mr. Milinazzo’s base salary through December 31, 2015, (iii) vesting of 100% of all unvested stock options, restricted stock, stock appreciation rights or similar stock based rights granted to Mr. Milinazzo, and lapse of any forfeiture included in such restricted or other stock grants; provided that, if Mr. Milinazzo’s employment is terminated in 2016 prior to June 30, 2016, a prorated portion of the shares of restricted stock granted to Mr. Milinazzo in lieu of his cash base salary in 2016 (based on the number of days of service rendered in 2016) will vest; (iv) an extension of the exercise period of any outstanding stock options or stock appreciation rights until the earlier of (a) two (2) years from the date of termination, or (b) the latest date that each stock option or stock appreciation right would otherwise expire by its original terms; and (v) to the fullest extent permitted by the Company’s then-current benefit plans, continuation of benefits coverage for the lesser of 12 months after termination or until Mr. Milinazzo obtains coverage from a new employer. If, during the term of the Employment Agreement, as amended, the Company terminates Mr. Milinazzo’s employment for cause or Mr. Milinazzo voluntarily terminates his employment, Mr. Milinazzo will only be entitled to unpaid amounts owed to him and whatever rights, if any, are available to him pursuant to the Company’s stock-based compensation plans or any award documents related to any stock-based compensation.

The provisions on the payments to Mr. Milinazzo upon termination following a change in control were also amended to provide that, if within 24 months following a change in control, Mr. Milinazzo’s employment is terminated by Mr. Milinazzo for good reason or by the Company without cause, Mr. Milinazzo will receive a lump sum severance payment equal to 200% of his base salary and all stock options, restricted stock units, stock appreciation rights or similar stock-based rights granted to him will vest in full and be immediately exercisable and any risk of forfeiture included in restricted or other stock grants previously made to him will immediately lapse.

The foregoing summary of the Amendment is not complete, and is qualified in its entirety by reference to the full text of such Amendment that is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Third Amendment to Employment Agreement, dated June 29, 2015, by and between InspireMD, Inc. and Alan Milinazzo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: July 6, 2015	By:	/s/ Craig Shore
Name: Craig Shore
Title: Chief Financial Officer